Exhibit 99.1

INTERACTIVE BROKERS TO HOST

SECOND QUARTER EARNINGS CONFERENCE CALL

AND

APPOINTMENT OF A NEW INDEPENDENT DIRECTOR

GREENWICH, CT, July 12, 2007 — Interactive Brokers Group, Inc. (NASDAQ: IBKR) plans to announce its second quarter 2007 financial results on Thursday, July 26, 2007, in a release that will be issued at approximately 4:00 pm (ET). The company went public on May 3. The press release will also be available on the company’s web site, www.interactivebrokers.com/ir.

A conference call to discuss the company’s results will be held at 5:30 pm (ET) on that day, July 26. The call will be open to the public.

Members of the public who would like to listen to the conference call should dial 888-802-2275 (U.S. domestic) and 913-312-1267 (international). The number should be dialed approximately ten minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Interactive Brokers web site, www.interactivebrokers.com/ir.

In addition, today Interactive Brokers Group, Inc. named Dr. Lawrence E. Harris as an independent director of the company.

Dr. Harris is a professor of Finance and Business Economics at the University of Southern California, where he holds the Fred V. Keenan Chair in Finance at the Marshall School of Business. Dr. Harris also serves as a director of the Clipper Fund and as the research coordinator of the Institute for Quantitative Research in Finance. Dr. Harris formerly served as Chief Economist of the U.S. Securities and Exchange Commission.

Dr. Harris received his Ph.D. in Economics from the University of Chicago, where he examined price-volume relations in securities markets. He is an expert in the economics of securities market microstructure and the uses of transactions data in financial research. He has written extensively about trading rules, transaction costs, index markets, and market regulation. Dr. Harris is also the author of the widely respected textbook “Trading and Exchanges: Market Microstructure for Practitioners.”

Thomas Peterffy, Chairman and Chief Executive Officer, said “Larry is a leading figure in our industry and he brings to Interactive Brokers a great depth of knowledge and expertise in the financial markets. He is in a unique position to contribute to all aspects of our business, including the rapidly emerging structural issues that will form the future of our industry and permit us to continue to advance ahead of our peers.”

About Interactive Brokers Group:

Interactive Brokers Group, Inc., together with its subsidiaries, is an automated global electronic market maker and broker specializing in routing orders and executing and processing trades in securities, futures and foreign exchange instruments as a member of more than 60 electronic exchanges and trading venues around the world. The company provides professional traders and investors with direct access to stocks, options, futures, forex and bonds from a single IB Universal AccountSM. Employing proprietary software on electronic exchanges worldwide, Interactive Brokers is continuously integrating its software with a growing number of exchanges and trading venues into one automatically functioning, computerized platform that requires minimal human intervention.

For Interactive Brokers Group, Inc. Media: Andrew Wilkinson, 203-913-1369 or Investors: 888-919-0022 (domestic) and 312-542-6890 (international).